EXHIBIT 23(b)

Independent Auditors' Consent

The Board of Directors
America First Apartment Investors, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of America First Apartment Investors, Inc. of our report dated March 7, 2003, with respect to the balance sheet of America First Apartment Investors, Inc. as of December 31, 2002, and the related statement of shareholders' equity for the period from formation (March 29, 2002) to December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of America First Apartment Investors, Inc.

Omaha, Nebraska /s/ KPMG LLP
April 9, 2003